JAVELIN MORTGAGE INVESTMENT CORP. REPORTS 11.5%
ANNUALIZED ROE FROM TAXABLE REIT INCOME FOR Q4 2013

VERO BEACH, Fla. - March 6, 2014 (GLOBE NEWSWIRE) -- JAVELIN Mortgage Investment Corp. (NYSE: JMI) ("JAVELIN" or the "Company") today announced financial results for the quarter ended December 31, 2013.

Fourth Quarter 2013 Highlights and Financial Information

•	Estimated taxable REIT income of $5.7 million represents 11.5% annualized yield on stockholders’ equity as of September 30, 2013

•	Core Income of $5.9 million or $0.45 per Common share

•	Q4 2013 GAAP net loss of approximately $55.8 million or $4.22 per Common share

•	Stockholders' equity as of December 31, 2013 was $171.3 million or $14.28 per Common share outstanding

•	Ratio of debt to stockholders’ equity (“leverage”) of 4.9 to 1 as of December 31, 2013.

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Sales of MBS were $431.4 million, resulting in realized net capital losses of $32.6 million. Other than temporary impairment of $44.3 million recognized on $744.6 million of Agency Securities to be sold in Q1 2014.

•	Q4 2013 average yield on assets of 3.33% and average net interest margin of 1.78%

•	Q4 2013 annualized average principal repayment rate (CPR) on Agency Securities of 4.0%

•	Q4 2013 weighted average Common shares were 13,209,000

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Additional updated information on the Company’s investment, financing and hedge positions can be found in JAVELIN Mortgage Investment Corp.'s most recent "Company Update." JAVELIN posts unaudited and unreviewed Company updates each month on www.javelinreit.com

Q4 2013 Results

Taxable REIT Income and Core Income
Estimated ordinary taxable real estate investment trust (“REIT”) income for the quarter ended December 31, 2013, was approximately $5.7 million. The Company distributes dividends based on its estimate of ordinary taxable income per Common share, not based on earnings calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Ordinary taxable REIT income and GAAP earnings will differ primarily because of the non-taxable unrealized changes in the value of the Company's Non-Agency Securities portfolio and the Company's derivatives, which the Company uses as economic hedges. These unrealized gains/losses on Non-Agency Securities and derivatives are included in GAAP earnings, whereas unrealized valuation changes are not included in taxable income. Realized capital losses also do not affect the amount of the Company’s ordinary taxable income but are carried forward to potentially offset future capital gains.

Core Income for the quarter ended December 31, 2013, was $5.9 million. “Core Income” represents a non-GAAP measure and is defined as net income excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and U.S. Treasury Securities and certain non-recurring expenses. Core Income may differ from GAAP net income, which includes the

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JAVELIN Mortgage Investment Corp. Reports 11.5% Annualized ROE from Estimated Taxable REIT Income for Q4 2013

March 6, 2014

unrealized gains or losses of the Company’s derivative instruments and the gains or losses on Agency and Non-Agency Securities and U.S. Treasury Securities.

GAAP Earnings
GAAP net loss totaled approximately $55.8 million, which represents $4.22 per Common share, based on 13,209,000 weighted average Common shares outstanding during the quarter. For the purposes of computing GAAP net income, the change in fair value of the Company’s derivatives is reflected in current period net income, while the change in fair value of its Agency Securities is reflected in its statement of comprehensive income. GAAP net loss for the fourth quarter of 2013 included realized losses on the sales of MBS of $32.6 million and $44.3 million in other than temporary impairment of Agency Securities. The other than temporary impairment relates to $744.6 million of 25-year fixed rate and 30-year fixed rate Agency Securities to be sold in Q1 2014. Because the Company carries its Agency Securities at fair value, realized losses result in a reclassification of amounts already recognized and do not directly affect total stockholders' equity.

Dividends
For the quarter ended December 31, 2013, the Company paid dividends of $0.15 per Common share of record for each month of the quarter resulting in payments of $6.0 million. The Company had estimated ordinary taxable REIT income available to pay dividends of $5.7 million in the fourth quarter of 2013. As of December 31, 2013, the company had distributed dividends totaling $1.1 million more than cumulative taxable REIT income. Our taxable REIT income and dividend requirements to maintain our REIT status are determined on an annual basis. Dividends in excess of taxable REIT income for the year (including amounts carried forward from prior years) will generally not be taxable to common stockholders. Our REIT dividend requirements are based on the amount of our ordinary taxable income. Realized capital losses do not affect the amount of the Company’s ordinary taxable income, but will generally be available to offset capital gains realized through 2018.

Portfolio
During the fourth quarter of 2013, the Company sold $430.0 million of Agency Securities, resulting in a realized losses of $32.5 million and $1.4 million of Non-Agency Securities, resulting in realized loss of $0.1 million. As of December 31, 2013, the Company's Agency Securities portfolio consisted of fixed rate Fannie Mae and Freddie Mac mortgage securities valued at $801.8 million. The Company's Non-Agency Securities portfolio was valued at $284.3 million at quarter end, including securities underlying linked transactions. The annualized yield on average assets was 3.33%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.55%, resulting in a net interest margin of 1.78%.

Through March 5, 2014, we sold approximately $603.7 million of our 25-year fixed rate and 30-year fixed rate Agency Securities, leaving approximately $142.8 million of 30-year fixed rate Agency Securities to be sold. We recovered approximately $7.0 million of other than temporary impairment loss recognized at December 31, 2013. For tax purposes, the sales generated capital losses of approximately $29.8 million, which will be available to offset future capital gains through 2019. Through March 5, 2014, we purchased approximately $268.3 million of 15-year fixed rate and $20.0 million of 20-year fixed rate Agency Securities. These sales and purchases were intended to reduce the interest rate risk of our Agency Securities portfolio.

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JAVELIN Mortgage Investment Corp. Reports 11.5% Annualized ROE from Estimated Taxable REIT Income for Q4 2013

March 6, 2014

Portfolio Financing, Leverage and Interest Rate Hedges
As of December 31, 2013, the Company financed its portfolio with approximately $839.4 million of net borrowings under repurchase agreements, plus an additional $124.5 million of repurchase agreements underlying linked transactions. The Company's leverage ratio was 4.9 to 1 as of December 31, 2013 (or 5.6 to 1 on an unlinked basis). As of December 31, 2013, the Company’s repurchase agreements had a weighted average maturity of approximately 35 days and liquidity totaled $73.4 million, consisting of $41.5 million of cash plus $31.9 million of unpledged Securities (including Securities received as collateral).

As of December 31, 2013, the following information was available related to the Company’s interest rate risk and hedging activities: The Company had a notional amount of $801.3 million of various maturities of interest rate swap contracts with a weighted average swap rate of 1.7%. The Company had a notional amount of $750.0 million of various maturities of swaptions with a weighted average swap rate of 2.7%. The Company did not reduce its derivatives hedge positions as it reduced its portfolios of Agency Securities and repurchase agreements.

Clearing regulations adopted under the Dodd-Frank Act have increased the initial margin requirements for most types of interest rate swap contracts. The portfolio repositioning currently underway will allow the Company to manage the interest rate risk created by the differing maturity profiles of our assets and the liabilities with shorter tenor interest rate swap contracts and futures contracts that have smaller initial margin requirements.

Management Fee
JAVELIN's management fee is 1.5% (per annum) of gross equity raised up to $1.0 billion and 1.0% (per annum) of gross equity raised above $1.0 billion.

Regulation G Reconciliation
Ordinary taxable REIT income is calculated according to the requirements of the Internal Revenue Code (“the Code”) rather than GAAP. The Company plans to distribute at least 90% of its ordinary taxable REIT income in order to maintain its tax qualification as a REIT under the Code. The Company believes that ordinary taxable REIT income is useful to investors because it is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. However, because ordinary taxable REIT income is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, ordinary taxable REIT income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company's financial performance. The following table reconciles the Company's results from operations to estimated ordinary taxable REIT income for the quarter ended December 31, 2013:

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JAVELIN Mortgage Investment Corp. Reports 11.5% Annualized ROE from Estimated Taxable REIT Income for Q4 2013

March 6, 2014

Quarter Ended December 31, 2013 (in millions)
GAAP net loss	$(55.8)
Net book/tax differences on Non-Agency Securities and Linked Transactions	1.4
Capital losses carried forward	32.6
Other than temporary impairment of Agency Securities	44.3
Amortization of deferred hedging costs	(10.9)
Unrealized gain on derivatives	(5.9)
Estimated ordinary taxable income	$5.7
Non-recurring stockholder value advisory expenses	0.2
Core income	$5.9

Common Stock
As of December 31, 2013, there were 11,992,743 common shares outstanding. During the fourth quarter of 2013, the Company repurchased 1,507,307 shares of our outstanding common stock under a stock repurchase program at a weighted average price of $12.72 per share for an aggregate of $19.2 million. The Company also recognized $223,000 of legal and investment advisory fees related to certain non-recurring activist investor and other stockholder value matters in Q4 2013.

As previously reported, the JAVELIN Board of Directors has increased the Company's authorization to repurchase its outstanding Common stock by one million shares. With the additional authorization, the Company may repurchase up to 1,492,693 shares in the future.

JAVELIN Mortgage Investment Corp.
JAVELIN is a Maryland corporation that invests primarily in fixed rate Agency and fixed rate and hybrid adjustable rate non-Agency residential mortgage-backed securities. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a REIT under the Code for U.S. Federal income tax purposes.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.

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JAVELIN Mortgage Investment Corp. Reports 11.5% Annualized ROE from Estimated Taxable REIT Income for Q4 2013

March 6, 2014

The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's website at www.sec.gov, or the Company website www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT:

James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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